Exhibit 2.3

Behringer Harvard South Riverside, LLC
17300 Dallas Parkway, Suite 1010
Dallas, Texas 75248

December 3, 2014

RREEF America L.L.C.    VIA TELECOPY (312) 537-9346
and RREEF Sherry Lane L.P.
Attention: Bradley J. Gries
222 South Riverside Plaza
Chicago, Illinois 60606

Re:
Agreement of Sale dated as of October 23, 2014 (the “Agreement”) among Behringer Harvard South Riverside, LLC (“Tier Chicago Party”), Tier Acquisitions, LLC (“Tier Dallas Party”), RREEF America L.L.C. (“RREEF Chicago Party”) and RREEF Sherry Lane L.P. (“RREEF Dallas Party”) (All capitalized terms used and not defined in this letter shall have the meanings ascribed to such terms in the Agreement)

Dear Brad:
As you know, Tier Chicago Party has not received definitive comments from CUSCO to the form of CUSCO Estoppel Certificate previously approved by RREEF Chicago Party and delivered to CUSCO. Also, as you know, Michelle Langenberg was informed by CUSCO that CUSCO has received comments to the form of CUSCO Estoppel Certificate from CUSCO’s counsel, and upon Tier Chicago Party’s receipt of such comments from CUSCO, Tier Chicago Party will deliver such comments to RREEF Chicago Party.
Tier Chicago Party does not believe that the CUSCO Estoppel Condition (which includes the final approval of the CUSCO Estoppel Certificate and the approval by Tier Chicago Party and RREEF Chicago Party of the CUSCO Work and CUSCO Work Cost) will be satisfied on or before three (3) days prior to the Closing Date, which is scheduled for December 9, 2014. Pursuant to Section 12.2.1.14 of the Agreement, Tier Chicago Party hereby elects to extend the Closing Date to a date on or before December 31, 2014 to permit more time to satisfy the CUSCO Estoppel Condition. It is Tier Chicago Party’s strong desire to close the transactions described in the Agreement prior to December 31, 2014, and Tier Chicago Party is hopeful that Tier Chicago Party, RREEF Chicago Party and RREEF Dallas Party can agree on a Closing Date prior to December 31, 2014 upon satisfaction of the CUSCO Estoppel Condition. Tier Chicago Party will continue to

Exhibit 2.3

diligently pursue the satisfaction of the CUSCO Estoppel Condition, and it is Tier Chicago Party’s and Tier Dallas Party’s strong preference to consummate the transaction as soon as possible.
It is Tier Chicago Party’s interpretation of the Agreement that the Closing Date, as used in the Agreement for all purposes, shall be December 31, 2014 or such earlier date as the parties to the Agreement may mutually approve as the Closing Date.
Do not hesitate to contact the undersigned with any questions you may have.
Very truly yours,
BEHRINGER HARVARD SOUTH RIVERSIDE, LLC, a Delaware limited liability company
By: /s/ William J. Reister
Name: William J. Reister
Title:    Executive Vice President and
    Chief Investment Officer

cc:    RREEF America L.L.C. (via telecopy - 214-740-7994)
    Attention: Kim Boudreau
    200 Crescent Court, Suite 560
    Dallas, Texas 75201
Seyfarth Shaw (via telecopy - 312-460-7600)
    Attention: Joel D. Rubin, Esq.
    131 South Dearborn Street, Suite 2400
    Chicago, Illinois 60603
First American Title Insurance Company (via e-mail - recunningham@firstam.com)
    Attention: Reginald Cunningham
    30 North LaSalle Street, Suite 2700
    Chicago, Illinois 60602
Chase Evans (via e-mail)
Telisa Schelin (via e-mail)
Michelle Langenberg (via e-mail)
Randall M. Ratner (via e-mail)